Exhibit 99.1

Transit Group Issues Five Million Shares of Convertible Preferred Stock to GE Equity in a $25 Million Equity Transaction

May 13, 1999 5:30 PM EDT



ATLANTA--(BUSINESS  WIRE)--May 13, 1999--Transit Group, Inc. (Nasdaq Small Cap:
TRGP), trucking company consolidators, today announced that it has completed an equity financing transaction with GE Equity, the private equity arm of General Electric Company. In the transaction, Transit Group has issued to GE Equity five million shares of convertible preferred stock.

"We believe this is truly a milestone event in the ongoing development and growth of our Company," commented Philip A. Belyew, President and Chief
Executive Officer of Transit Group. "The funds provided by this transaction increase our capital base to more than $75 million -- up approximately 50% from year end 1998 -- and strengthen our ongoing expansion program by enhancing our financial flexibility to pursue combination cash-and-stock acquisition opportunities.

"While the financial significance of this transaction is important to future operations, our new relationship with GE Equity also is meaningful in more subjective ways," Belyew continued. "Their equity participation in Transit Group signals strong outward support for our corporate strategy, and we recognize the confidence they place in our Company, its management, and its future," he said.

Belyew noted that Transit Group has completed 14 acquisitions during the past two years, including three thus far in 1999. These acquisitions have increased the Company's annualized revenues base to more than $300 million. For the year ended December 31, 1998, Transit Group reported total revenues of approximately $178 million.

In addition to the greater financial resources now available to Transit Group with the completion of this equity transaction, the Company also has increased capacity to issue shares in future acquisition transactions. At yesterday's annual meeting, the Company's stockholders approved Transit Group's amended and restated articles of incorporation which increase the number of common and preferred shares authorized for issuance. With today's announced preferred stock transaction, Transit Group has approximately 26 million common shares and five million preferred shares outstanding. The Company's amended and restated articles of incorporation now increase those limits to 100 million and 30 million, respectively, and thereby greatly expand the Company's capacity to continue to pursue stock-based acquisitions similar to the 14 transactions completed to date.

About Transit Group

Transit Group, headquartered in Atlanta, Georgia, is a holding company in the business of acquiring and consolidating short-, medium- and long-haul trucking companies, particularly truckload carriers. Trucking companies that operate as divisions of Transit Group are located in Alabama, Florida, Indiana, Kentucky, Mississippi, New York, North Carolina, and Canada, and comprise a fleet of approximately 1,600 company trucks, 500 owner operators, and 4,300 trailers, serving customers throughout the U.S. and in Canada.

About GE Equity

GE Equity, a subsidiary of GE Capital, is the private equity arm of GE. GE Capital, with assets of more than US$300 billion, is a global, diversified financial services company with 28 specialized businesses. A wholly-owned subsidiary of General Electric Company, GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has a history of operating losses, is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry, and will continue to be able to obtain favorable credit terms. There can be no assurance, considering these and other risks, that the Company's revenue and operating profitability will continue to meet management's current expectations and that the Company will successfully
improve  its  revenue  and  operating   profitability   or  consummate   future
acquisitions.